Exhibit 10.2

DEFERRAL ELECTION FORM

ANALOGIC CORPORATION AMENDED AND RESTATED

2009 STOCK INCENTIVE PLAN (THE “PLAN”)

I.	Plan Year and Deferral Election Return Information. This deferral election applies only to the Plan Year shown below. We must receive your completed form by the Return Date or your deferral election will not be effective.

Plan Year:	Calendar Year [____]
Return Date:	December [__], 20[__]
Return To:	[__________]

II.	Participant Name and Address

Name:
Address:

III.	Annual Cash Retainer Deferral Election. Please defer the indicated portion of my Annual Cash Retainer as shown below. The deferral percentage must be between 0% and 100%.

Percentage Deferred as Deferred Stock Units into DSU Account	0%
Percentage Deferred as cash into Cash Account	0%
Total of above:	0%

IV.	Annual Share Retainer Deferral Election. Please defer the indicated portion of my Annual Share retainer into Deferred Stock Units as shown below. The deferral percentage must be between 0% and 100%.

Percentage Deferred as Deferred Stock Units into DSU Account	0%

V.	Distribution Election. Your deferred amounts for the current Plan Year will be distributed upon the earlier of:

•	Termination of your service to the Company as a member of the Board of Directors;

•	The date, if any, specified below:

Date:	Must be at least one year from the start of the current Plan Year e.g., on or after January 1, 20[__] for Plan Year CY20[__]).

•	Your death or Disability.

VI.

Beneficiary Election. I hereby designate the following beneficiary(ies) to receive the amounts held in my deferral account upon my death, according to the percentages shown. If any beneficiary predeceases me, that beneficiary’s portion shall be distributed to the surviving beneficiary (or to the surviving beneficiaries, if more than one, in proportion to their specified percentages). If no beneficiary survives me, or if no beneficiary designation is in effect, all deferred amounts under my Annual Retainer shall be distributed to my estate.

This beneficiary designation will apply to all amounts held in my Deferral Account(s) under the Plan and any predecessor plans, including amounts deferred in prior years. My designation below revokes any prior beneficiary designation under the Plan and any predecessor plans, including designations from prior years. If I leave this section blank, my prior beneficiary designation (if any) will remain in effect.

Name of Beneficiary	Percentage

VII.	Participant Signature and Date. I acknowledge that my deferral election is subject to the Plan and the Plan Prospectus, copies of which have been provided to me, and to the Deferral Information contained in the following pages, which is incorporated by reference herein. Deferral elections that are contrary to the Plan or that are received after the Return Date will not be effective.

Signature:	Date:

DEFERRAL INFORMATION

1.	Annual Retainer.

1.1.	Your Annual Cash Retainer and Annual Share Retainer will mean the amounts established by the Board of Directors of Analogic Corporation and earned by you for the Plan Year specified on the cover sheet of this Deferral Election Form.

1.2.	For the purpose of your deferral election, your Annual Cash Retainer is the sum of the annual base cash compensation received by you for board service, the annual base cash compensation, if any, received by you for service as a member of a committee of the board, and, if applicable, all other compensation received by you for service as Chair. of the Board of Directors and as a Committee Chair for the Plan Year. It does not include meeting fees.

1.3.	For the purposes of your Deferral Election, your Annual Retainer is the sum of your Annual Cash and Annual Share Retainers.

2.	Deferral Account.

2.1.	The deferred portion of your Annual Retainer for the Plan Year will be held in a Deferral Account established and maintained by the Company on your behalf.

2.2.	Your Deferral Account will be maintained solely for accounting purposes, and will not require segregation of any Company assets.

2.3.	Any amounts held in your Deferral Account as a result of a deferral of any portion of your Annual Retainer will be immediately vested in full.

3.	Deferred Stock Units (“DSUs”).

3.1.	The value of each DSU shall change in direct relationship to changes in the value of a share of the Company’s common stock.

3.2.	If any dividends are paid on the Company’s common stock during the period in which any portion of your Annual Retainer has been deferred into DSUs, your Deferral Account will be credited with dividend equivalents in the amount you would have received had you held an equivalent number of shares of the Company’s common stock as of the date of the dividend. You will not earn interest on dividend equivalents.

3.3.	You will not have any rights as a stockholder with respect to the shares of common stock underlying your DSUs until such shares have been distributed to you as provided below.

4.	Deferral of Annual Cash Retainer. If you elect to defer any portion of your Annual Cash Retainer, the deferred portion shall be held either in DSUs or cash, as elected by you. If you elect to defer your Annual Cash Retainer into DSUs, the number of DSUs will be equal the dollar amount of the Annual Cash Retainer being deferred divided by the Fair Market Value of a share of the Company’s common stock on the date the scheduled payment to you of the amount deferred would have been made (the “Annual Cash Retainer Grant Date”).

5.	Deferral of Annual Share Retainer. If you elect to defer any portion your Annual Share Retainer, you will receive, in lieu of common stock, an equivalent number of DSUs.

6.	Subsequent Elections. Once a deferral election has been made, you may not accelerate receipt of your Annual Retainer. However, subject to the requirements and limitations of Section 13(b) of the Plan, you may make a subsequent election to further delay your Annual Retainer for a period of not less than five additional years.

7.	Distribution Events. You will automatically receive any deferred amounts on the earliest to occur of (i) termination of your service to the Company as a member of the Board of Directors; (ii) your death; (iii) your Disability; or (iv) the date, if any, specified in Section V. of your Deferral Election. In the case of Disability, you must provide the Compensation Committee with sufficient information to demonstrate your Disability.

8.	Unforeseeable Emergency. You may also request distribution of any deferred amounts in the case of an Unforeseen Emergency. The compensation committee shall have sole discretion to determine whether to approve any such withdrawal, the amount of which shall be limited to the amount deemed by the compensation committee reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any federal, state, local or foreign income taxes or penalties reasonably anticipated to result from the distribution). The compensation committee’s decision will be final and binding on all interested parties. In the event of a distribution due to an Unforeseeable Emergency, (A) no deferral election which is (x) applicable for the remainder of the calendar year within which the withdrawal takes place or (y) applicable for the next succeeding calendar year if your election for the year in which the hardship withdrawal takes place was applicable for such next succeeding calendar year, shall be given effect, and (B) no election may be made by you for such next succeeding calendar year (if your election for the year in which the withdrawal is received was not applicable for such next succeeding calendar year).

9.	Distribution of Award After Occurrence of Distribution Event.

9.1.	Upon the occurrence of a Distribution Event, the Company shall be obligated to distribute to you (i) shares of the Company’s Common Stock equivalent to the DSUs held in your Deferral Account; (ii) cash in an amount equal to the cash held in your Deferral Account; and (iii) cash, without interest, in an amount equal to the cash credited to your Deferral Account in respect of dividend equivalents.

9.2.	All distributions will be made in a lump sum within (30) days following a Distribution Event; provided, however, that all distributions shall further be subject to any additional requirements or provisions under Section 13 of the Plan and Section 409A.

9.3.	DSUs will be distributed in the form of shares of the Company’s common stock equivalent to the DSUs held in your Deferral Account.

10.	Rights Unsecured. Your rights to your Deferral Account are only those of an unsecured creditor of the Company. Nothing in your Deferral Election, this Deferral Information, the Plan or otherwise shall be construed as obligating the Company to establish a trust or otherwise to set aside stock or funds to meet its obligations under this Election Form or the Plan.

11.	Section 409A.

11.1.	The deferral of your Annual Retainer is intended to comply with the provisions of Section 409A of the Internal Revenue Code (“Section 409A”).

11.2.	Notwithstanding the foregoing or anything in the Plan, the Company shall have no liability to you or to any other persons in the event that the deferral does not comply with Section 409A.

12.	Miscellaneous. Capitalized terms undefined herein will have the definitions given to them in the Plan.